Exhibit 99.1

VIRIDIAN THERAPEUTICS REPORTS 2020 FINANCIAL RESULTS AND
PROVIDES CORPORATE UPDATES
•Progressed lead programs VRDN-001 and VRDN-002 towards clinical trials in Thyroid Eye Disease (TED); both IND filings expected by the end of 2021
•Completed integration and name change to Viridian Therapeutics following October 2020 merger and concurrent financing
•Ended 2020 with a strong cash position of $127.6 million, and runway into the second half of 2023
•Strengthened leadership team with the appointment of Dr. Jonathan Violin as CEO and additions of Dr. Barrett Katz as CMO and Dr. Vahe Bedian as Chief Scientist
BOULDER, Colo., March 25, 2021 - Viridian Therapeutics, Inc. (NASDAQ: VRDN), a biopharmaceutical company advancing new treatments for patients suffering from serious diseases but underserved by today’s therapies, today announced financial results for the fourth quarter and year ended December 31, 2020 and provided corporate updates.
“2020 was a transformative year for Viridian. We completed the acquisition of private Viridian Therapeutics and a concurrent financing, revamped our business and added $115.0 million to our balance sheet in the fourth quarter. We have also strengthened our management team and now have multiple product candidates with the potential to become meaningful treatments for patients suffering from TED,” said Jonathan Violin, Ph.D., President and Chief Executive Officer of Viridian. “As we enter 2021, we look forward to reaching important R&D milestones in our TED programs, continuing to build out our team and expanding our pipeline beyond TED.”
Recent Highlights
•Jonathan Violin, Ph.D. appointed President, CEO and Director – Dr. Violin co-founded privately-held Viridian Therapeutics, which was acquired by the Company in October 2020. Dr. Violin also founded and served as CEO of two drug discovery companies, Quellis Biosciences and Dianthus Therapeutics, and co-founded and held several executive positions at Trevena, Inc.
•Barrett Katz M.D. joined Viridian as Chief Medical Officer (CMO) – Dr. Katz is an internationally recognized neuro-ophthalmologist. He comes to Viridian from BridgeBio Pharma, Inc. where he developed therapeutics to treat orphan eye diseases. Prior to BridgeBio, he was CMO at GenSight Biologics where he oversaw early- and late-stage clinical programs.
•Vahe Bedian, Ph.D. appointed as Chief Scientist – Dr. Bedian co-founded privately-held Viridian Therapeutics. Dr. Bedian also co-founded and served as Chief Scientific Officer of Quellis Biosciences and Dianthus Therapeutics. He also previously held leadership positions in therapeutic antibody research and development at AstraZeneca and Pfizer.
•Changed Company name to Viridian Therapeutics –The new name reflects the evolution of the Company and its patient-centric model of innovation.
Development Pipeline Overview and Update
Viridian is developing multiple product candidates to treat patients who suffer from thyroid eye disease (TED), a debilitating auto-immune disease that causes inflammation and fibrosis of the orbit and tissues surrounding the eye which can lead to proptosis, or bulging of the eyes, redness and swelling, double vision, pain, and potential blindness. TED significantly impacts quality of life, imposing a high physical and mental burden on patients.

There is currently one Food and Drug Administration (FDA)-approved treatment for TED, which is an intravenously administered monoclonal antibody that targets the insulin-like growth factor-1 receptor (IGF-1R).
Viridian’s most advanced product candidate is VRDN-001, an intravenously administered anti-IGF-1R monoclonal antibody licensed from ImmunoGen, Inc. This antibody had previously been developed in oncology as AVE-1642 and studied in over 100 patients. The pharmacokinetics, pharmacodynamics, safety, and tolerability data from that clinical program has informed the Company’s plans to further evaluate VRDN-001 in TED. Manufacturing is underway and the Company expects to file an IND in the fourth quarter of 2021, with initial proof of concept data in patients expected in the second quarter of 2022.
Viridian’s second product candidate, VRDN-002, is a distinct anti-IGF-1R antibody that incorporates half-life extension technology and is intended for subcutaneous administration. VRDN-002 manufacturing is underway, and the Company expects to file an IND before the end of 2021. The Company expects to initiate clinical development with a Phase 1 single ascending dose trial to explore safety, tolerability, pharmacokinetics, and target engagement of VRDN-002 in healthy volunteers. Data from this trial is expected in mid-year 2022 and the Company expects to initiate the dosing of patients later in 2022.
Viridian is also pursuing multiple hypotheses within the VRDN-003 program that may offer additional improvements to the class of IGF-1R targeted therapeutic antibodies. In addition, the Company continues to advance its efforts beyond IGF-1R and TED and is focused on opportunities that will leverage validated mechanisms, technologies, and modalities to bring new therapeutic options to patients underserved by today’s options. The most advanced of these programs is VRDN-004, a therapeutic antibody program currently in discovery stage. The Company also continues to evaluate other targets and indications for a future VRDN-005 program.
2020 Financial Results
Cash Position and Runway: Cash, cash equivalents and short-term investments were $127.6 million as of December 31, 2020, compared to $30.1 million as of September 30, 2020 and $26.8 million as of December 31, 2019. Viridian believes that its current cash, cash equivalents and short-term investments will be sufficient to fund its operations into the second half of 2023.
Revenue: Revenue was $0.1 million during the fourth quarter and $1.1 million for the year ended December 31, 2020, compared to $0.9 million and $4.5 million, respectively for the comparable periods in 2019. The decrease in revenue was primarily due to a decrease in research and development activities related to legacy microRNA assets that were reimbursable to the Company under a prior collaboration agreement.
Research and Development Expenses: Research and development expenses were $15.3 million for the fourth quarter of 2020 and $28.3 million for the year ended December 31, 2020, compared to $8.4 million and $34.8 million, respectively for the comparable periods in 2019. The increase in research and development expenses during the fourth quarter was primarily attributable to increased license fees related to the Company’s license agreement with Xencor. The year over year decrease in research and development expenses was primarily attributable to a decrease in clinical and related manufacturing development activities primarily associated with the Company’s legacy microRNA programs and decreases in personnel related costs including restructuring charges in 2020. These decreases were partially offset by an increase in licensing fees primarily attributable to the Company’s license agreement with Xencor.
Acquired In-Process Research and Development (IPR&D) Expense: Acquired IPR&D expense was $69.9 million during the fourth quarter of 2020 and for the year ended December 31, 2020. IPR&D expense resulted from the acquisition of private Viridian Therapeutics in October 2020. The acquisition cost allocated to acquired IPR&D with no alternative future use was recorded as expense at the acquisition date. No acquired IPR&D expenses were incurred in 2019.
General and Administrative Expenses: General and administrative expenses were $5.5 million for the fourth quarter of 2020 and $13.3 million for the year ended December 31, 2020, compared to $2.5 million and $11.6 million, respectively for the comparable periods in 2019. The fourth quarter and year over year increases in general and administrative expenses were due primarily to increases in professional and personnel related costs, including consulting and contract labor.

Net Loss: The Company’s net loss was $90.7 million, or $23.07 per share, for the fourth quarter of 2020, and $110.7 million, or $31.13 per share for the year ended December 31, 2020, compared to $10.1 million, or $4.69 per share, for the fourth quarter of 2019 and $41.9 million, or $20.04 per share for the year ended December 31, 2019.
Shares Outstanding: As of March 15, 2021, Viridian had 30,886,700 shares of common stock outstanding on an as-converted basis, which included 7,230,651 shares of common stock and 23,656,049 shares of common stock issuable upon the conversion of 354,823 shares of preferred stock.
Conference Call Information
The Viridian Therapeutics management team will host a conference call and webcast today at 4:30 p.m. ET to provide corporate updates and discuss the Company’s financial results for the fourth quarter and year ended December 31, 2020. To access the call, please dial 877-407-0789 (domestic) or 201-689-8562 (international) and provide the passcode 13717079. A live webcast of the call will be available on the Investors section of the Viridian Therapeutics website at www.viridiantherapeutics.com and a replay of this conference call will be available approximately one hour after its completion.
About Viridian Therapeutics, Inc.
Viridian Therapeutics is a biotechnology company advancing new treatments for patients suffering from serious diseases but underserved by today’s therapies. Viridian’s most advanced program, VRDN-001, is an anti-IGF-1R monoclonal antibody in development for thyroid eye disease (TED), a debilitating auto-immune disease that causes inflammation and fibrosis within the orbit of the eye which can cause double vision, pain, and potential blindness. Patients with severe disease often require multiple remedial surgeries to the orbit, eye muscles and eyelids Viridian is based in Boulder, Colorado, and Waltham, Massachusetts. Learn more about Viridian and our programs at www.viridiantherapeutics.com.
Follow us on Twitter @ViridianThera and on LinkedIn.
Note Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of words such as, but not limited to, "anticipate," "believe," "continue," "could," "estimate," "expect," "intend," "may," "might," "plan," "potential," "predict," "project," "should," "target," "will," or "would" or other similar terms or expressions that concern Viridian’s expectation, strategy, plans and intentions. Forward-looking statements include, without limitation, statements regarding the Company’s expectations and guidance regarding its business plans and objectives for its product candidates, including the therapeutic potential and clinical benefits thereof, and pipeline, projected cash runway, the timing, progress and plans for the Company’s ongoing and future research and clinical development programs, future regulatory interactions, expectations regarding the timing for data, and the timing of the Company’s IND filings for VRDN-001 and VRDN-002. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, our clinical results and other future conditions. New risks and uncertainties may emerge from time to time, and it is not possible to predict all risks and uncertainties. No representations or warranties (expressed or implied) are made about the accuracy of any such forward-looking statements. We may not actually achieve the forecasts disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Such forward-looking statements are subject to a number of material risks and uncertainties including but not limited to the effects from the COVID-19 pandemic on the company’s clinical activities, business and operating results; uncertainty and potential delays related to clinical drug development; smaller than anticipated market opportunities for the company’s product candidates; manufacturing risks; competition from other therapies or products; other matters that could affect the sufficiency of existing cash, cash equivalents and short-term investments to fund operations; the company’s future operating results and financial performance; the timing of pre-clinical and clinical trial activities and reporting results from same; and those risks set forth under the caption “Risk Factors” in the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (SEC) on November 12, 2020 and other subsequent disclosure documents filed with the SEC. Any forward-looking statement speaks only as of the date on which it was made. Neither we, nor our affiliates, advisors or representatives, undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date hereof.
Viridian Contacts:
Investors:
Dan Ferry
LifeSci Advisors
617-430-7576
IR@viridiantherapeutics.com

Media:
Darby Pearson
Verge Scientific Communications
703-587-0831
PR@viridiantherapeutics.com

Viridian Therapeutics, Inc.
Condensed Consolidated Statements of Operations and Comprehensive Loss
(in thousands, except share and per share data)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Revenue:
Collaboration revenue	$54	$837	$735	$4,308
Grant revenue	—	43	315	153
Total revenue	54	880	1,050	4,461
Operating expenses:
Research and development	15,254	8,417	28,304	34,794
General and administrative	5,537	2,534	13,265	11,646
Acquired in-process research and development	69,861	—	69,861	—
Total operating expenses	90,652	10,951	111,430	46,440
Loss from operations	(90,598)	(10,071)	(110,380)	(41,979)
Other income (expense):
Interest and other income	36	123	173	941
Interest and other expense	(180)	(170)	(508)	(835)
Net loss	(90,742)	(10,118)	(110,715)	(41,873)
Change in unrealized gain (loss) on investments	—	(3)	(8)	3
Comprehensive loss	$(90,742)	$(10,121)	$(110,723)	$(41,870)

Net loss	$(90,742)	$(10,118)	$(110,715)	$(41,873)
Net loss per share, basic and diluted	$(23.07)	$(4.69)	$(31.13)	$(20.04)
Weighted-average shares used to compute basic and diluted net loss per share	3,932,917	2,158,695	3,557,065	2,089,094

Viridian Therapeutics, Inc.
Selected Financial Information
Condensed Consolidated Balance Sheet Data
(amounts in thousands)
(unaudited)

	December 31,
	2020	2019

Cash and cash equivalents	$45,897	$24,846
Short-term investments	$81,742	$1,999
Total assets	$131,255	$30,262
Notes payable, inclusive of current portion	$—	$8,304
Total liabilities	$11,218	$14,508
Total stockholders’ equity	$120,037	$15,754